AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

                   This AMENDMENT NO. 2 (this "Amendment") is made and entered into as of April 19, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, as amended as of January 25, 2007, by and among Parent, Merger Sub and the Company (as amended hereby, and as it may have been and may be further amended from time to time, the “Merger Agreement”).

                   WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

                   WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company;

                   WHEREAS, the Board of Directors of Parent has unanimously approved this Amendment and declared it advisable for Parent to enter into this Amendment; and

                   WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

                   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Merger Consideration. Section 3.1(c) of the Merger Agreement is hereby amended by replacing the phrase “$63 in cash, without interest (the “Merger Consideration”)” therein by the phrase “$64.25 in cash, without interest (the “Merger Consideration”)”.

2.	Amendment to Section 1.1. The definition of “Termination Fee” set forth in Section 1.1 of the Merger Agreement is hereby amended by replacing the phrase “$50 million” therein by the phrase “$15 million.”

3.	Amendment to Section 4.16. Section 4.16 of the Merger Agreement is hereby amended by restating Section 4.16 in its entirety to read as follows:

                   “On January 15, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of January 15, 2007, the $63 per Share in cash to be received by holders of Shares pursuant to the Merger Agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders. On April 19, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of April 19, 2007, the $64.25 per Share in cash to be received by holders of Shares pursuant to this Agreement (upon giving effect to Amendment No. 2 to the Merger Agreement) was fair, from a financial point of view, to such holders.”

4.	Amendments to Section 5.7. Section 5.7 of the Merger Agreement is hereby amended by adding the following sentence at the end of Section 5.7: “Notwithstanding the foregoing, the Equity Financing Commitment was amended as of April 18, 2007, with the consent of the Company.”

5.	Amendments to Section 9.2.

	(a)	Section 9.2(b)(I) of the Merger Agreement is hereby amended by replacing the term “$50 million” occurring in the third sentence thereof with the term “$15 million”.

	(b)	Section 9.2(b)(I) of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:

“If this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, within two days of Parent’s delivery to the Company of a written statement of its expenses, the Break-Up Expenses in accordance with Section 9.2(d); provided, however, that the Company shall not be obligated to pay Break-Up Expenses to Parent pursuant to this sentence if the Company is also obligated to pay and actually pays to Parent (x) Break-Up Expenses pursuant to the third sentence of this Section 9.1(b)(I) or (y) the Termination Fee pursuant to the first sentence of this Section 9.1(b)(I).”

	(c)	Section 9.2(b)(II) of the Merger Agreement is hereby amended by replacing the term “$50 million” occurring in the third sentence thereof with the term “$15 million”.

	(d)	Section 9.2(f) of the Merger Agreement is hereby amended by replacing the term “$5 million” therein with the term “$7.5 million”.

6.	Financing. Parent has delivered to the Company the executed amendment to the Equity Financing Commitment attached hereto as Annex A, and the Company hereby consents to such amendment of the Equity Financing Commitment. The Equity Financing Commitment, as so amended, shall be deemed to be the “Equity Financing Commitment” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of equity financing set forth therein to Parent shall be deemed to be the “Equity Financing” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7 and 7.10(b) of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Equity Financing Commitment and Equity Financing, and the Merger Agreement as amended by this Amendment.

7.      Schedule 8.2(d ) . Schedule 8.2(d) of the Merger Agreement is hereby amended as set forth on Annex C hereto.

8.      Company Disclosure Letter. The Company Disclosure Letter is hereby amended to include the matters set forth on Annex B hereto and, any other provision of the Merger Agreement notwithstanding, such matters shall be treated for all purposes under the Merger Agreement and Company Disclosure Letter as having been included in the original Company Disclosure Letter.

9.      Company Shareholder Meeting. The parties hereto hereby acknowledge and agree that (a) the Company Shareholder Meeting currently scheduled for April 19, 2007 shall be adjourned to May 4, 2007 and the Company shall cause the vote of the holders of shares of Common Stock on the adoption of the Merger Agreement to conclude at or prior to 5:00 p. m. , Eastern Time, on May 4, 2007, (b) such adjournment is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term of the Merger Agreement and (c) that the Company shall not, unless required by Law, postpone, reschedule or adjourn the Company Shareholder Meeting beyond May 4, 2007 without the prior written consent of Parent.

10.      Standstill Agreements. Parent and Merger Sub hereby acknowledge and agree that the Company may amend, waive, fail to enforce, and/or grant any consent with respect to the “standstill” provisions (and only the “standstill” provisions) under any confidentiality, standstill or similar agreement to which the Company is a party, and that any such action or non-action is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term or provision of the Merger Agreement; provided, however, that any such amendment, waiver, period of non-enforcement or consent shall be time-limited so as to expire (and revert to its terms prior to any such amendment, waiver, failure to enforce or consent) if and when the Requisite Shareholder Vote is received.

11.      Miscellaneous Provisions.

                           (a)         Definitions. Unless otherwise specifically defined in this Amendment, each capitalized term used herein shall have the meaning assigned to such term in the Merger Agreement.

                           (b)         No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

                           (c)         Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. Annex B shall form a part of the Company Disclosure Letter for all purposes, and each party thereto and hereto shall be bound thereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement or the Company Disclosure Letter shall be deemed a reference to the Merger Agreement or the Company Disclosure Letter as amended, respectively, hereby. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to enforce Sections 6, 7, 8, 9 and 10 of this Amendment as if such Sections were set forth in full in the Merger Agreement.

                           (d)         Representations and Warranties of the Company. The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Board of Directors of the Company has unanimously (A) determined that it is in the best interests of the Company to enter into this Amendment, (B) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend adoption of the Merger Agreement, as amended, by the shareholders of the Company.

                           (e)         Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors or comparable governing body of each of Parent and Merger Sub, and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

                           (f)         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

                           (g)         Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

                           (h)         Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                           (i)         Headings. The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                           (j)         Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

                   IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.

by	/s/ Christopher Sertich
Name: Christopher Sertich
Title: President

GEN ACQUISITION CORP.

by	/s/ Christopher Sertich
Name: Christopher Sertich
Title: President

GENESIS HEALTHCARE CORPORATION

by	/s/ George V. Hager, Jr.
Name: George V. Hager, Jr.
Title: Chairman & Chief Executive Officer